EXHIBIT 99.1

YOUNG BROADCASTING REPORTS THIRD QUARTER RESULTS

Company Posts Gains in Key Advertising Categories Despite Market Softness;

Network Affiliates Local Revenue Grows By 9.5% During Quarter

                NEW YORK, November 8, 2005 — Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced results for the three and nine months ended September 30, 2005.

Third Quarter Review (The following contains forward-looking statements that should be read in conjunction with the warning regarding such information at the end of the press release.)

Highlights during the 3rd quarter of 2005 include the following:

•                  The Company reached a new five-year affiliation agreement with the ABC Television Network. The new agreement covers affiliation relationships with five Young Broadcasting stations — WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, and WBAY- TV - Green Bay, WI.

•                  Advertising revenue rose in important categories including Automotive (increased 1%) and Restaurants (increased 11%).

•                  Young Broadcasting benefited from the embryonic growth of retransmission consent income from cable and satellite.

•                  Revenue contributions from new digital channels and Internet advertising sales grew.

•                  Local advertising sales increased significantly for the Company’s affiliated stations through the continuation of innovative local sales initiatives.

•                  In the aftermath of Hurricane Katrina, YBI’s stations raised $1.9 million in donations and delivered 23 tractor-trailer loads of supplies in support of the victims.

•                  WATE-TV won a National Edward R. Murrow Award for investigative reporting.

During the 3rd quarter, the Company made significant progress on matters that should improve future results. These include the following:

•                  In September, KRON-TV, the Company’s independent station in San Francisco, introduced the much acclaimed show Sex In The City at 10:00PM. Previously, this time period had not attracted significant viewership for the station. Sex In The City’s overnight ratings since its launch have been dramatically higher than the programming

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it replaced and among the strongest single market ratings that the program has achieved in over-the-air syndication. When combined with KRON-TV’s already successful Dr. Phil at 8:00PM and The News at 9, KRON-TV has a very competitive program lineup that should attract viewers and advertisers in the future.

•                  The Company’s “3rd Leg” sales initiatives targeted at expanding the local advertiser base have continued to develop and resulted in significant revenue growth. During the 3rd quarter of 2005, local revenues at the affiliates grew 9.5% as compared to the 3rd quarter of 2004. If the results of KLFY-TV, the Company’s station in hurricane-impacted Lafayette, Louisiana, are omitted, local revenue at the affiliates grew 11.4%. These sales programs continue to be expanded and the Company believes that further local revenue increases are possible.

•                  WKRN-TV (Nashville) and KRON-TV (San Francisco) have begun implementing the revolutionary “video journalist” approach to gathering local news. When fully implemented, this system will enable the Company’s stations to expand the number of unique stories on news broadcasts, which studies have shown is important in attracting audiences.

•                  ABC Network performance this fall has been very strong. The Company owns and operates five ABC stations which contribute approximately 40% of the Company’s net revenue. Currently, ABC ranks number one among Adults 18-49 and has three of the top five shows year-to-date among Adults 25-54. The strength of this programming has provided the Company’s stations with stronger lead-ins to their late news programs, an important revenue period.

•                  Political revenue in the third quarter of 2005 was $6.4 million less than the same period in 2004 reflecting the normal election calendar. Looking forward to 2006, however, there are several major election races that may develop in markets served by the Company’s stations. With the emphasis that the Company’s stations place on news coverage, candidates for office usually purchase significant advertising in close campaigns. The 2006 contests in the Company’s markets include:

•                  KRON-TV (San Francisco)- Governor Arnold Schwarzenegger and Senator Dianne Feinstein are both up for reelection and appear likely to run.

•                  WKRN-TV (Nashville) and WATE-TV (Knoxville) — With the retirement of Senator Bill Frist, there will be an open Senate seat in Tennessee. In addition, the incumbent governor is up for re-election.

•                  WTEN-TV (Albany) — Senator Hillary Clinton is running for reelection and Governor George Pataki is not seeking reelection thereby also creating two major statewide contests.

•                  KWQC-TV (Davenport) — The incumbent Governor, Tom Vilsack, has announced he is not seeking another term, creating an open race.

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“I am very optimistic about our prospects for the balance of 2005 and 2006,” said Vincent Young, Chairman and CEO of Young Broadcasting. “The exciting new revenue programs that the Company has developed are driving local revenue increases to the highest level we’ve seen since 1994. Our typical station is dominating the new dollars coming into its market and is growing local business much faster than its competition. I believe that these new advertising partners will provide the Company with a solid base of business not susceptible to the dip often seen in non-political years.”

“Finally, on a non-commercial note”, Mr. Young continued, “I want to say how proud I am of the efforts of our Louisiana colleagues at KLFY-TV in their extraordinary work covering the two hurricanes that devastated their area. I am also proud of the way our other stations pitched in with personnel and fund raising in response to the emergency conditions that developed in the area. This kind of community service is exactly why the Federal Communications Commission licenses our stations.”

Third Quarter and Nine Months Results

The Company reported net revenues of $47.5 million and a net loss of $21.2 million for the quarter ended September 30, 2005.  Station operating performance, a non-GAAP measure as described below, was $7.2 million for the quarter.  For the nine month period ended September 30, 2005, net revenues were $143.9 million.  The Company posted a net loss of $76.7 million for the nine month period.  Station operating performance, a non-GAAP measure as described below, was $23.9 million for the nine month period.

Outlook

The Company is estimating that 2005 net revenue will be approximately $196 to $198 million and 2005 station operating performance (a non-GAAP measure) for the year will be between $36 to $38 million. The Company’s prior outlook has been affected primarily by a slower than expected recovery in the San Francisco market. In addition, the two hurricanes that battered the Gulf Coast adversely affected KLFY-TV’s revenue and increased the news costs around the group.  Corporate overhead for the full year should be less than $14 million.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which principally represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating loss, its most directly comparable GAAP financial measure, are provided in the attachment to this release. The Company is unable to reconcile non-GAAP measures to their most directly comparable GAAP measures on a forward-looking basis, primarily because it is impractical to project the timing of certain transactions.

Third Quarter Conference Call

Young Broadcasting  has scheduled a conference call for Tuesday, November 8, 2005 at 11:00 AM (ET). You may participate in the conference call by dialing 888-552-9135 (Passcode: YOUNG, Leader: Vincent Young). This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the company’s CFO.

You may listen to a live webcast of the call by going to www.youngbroadcasting.com. The archive will be available for replay through December 8, 2005. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing  888-282-0029 through November 14, 2005.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA).  KRON-TV — San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070

                 or Don Ciaramella of The Lippin Group at 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2005	2004	2005
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Net revenue	$161,084	$143,855	$54,064	$47,480
Operating expenses	129,905	131,955	44,087	43,923
Depreciation and amortization	19,506	17,243	6,942	4,806
Operating income (loss)	11,673	(5,343)	3,035	(1,249)

Interest expense, net	(48,817)	(46,683)	(15,960)	(15,446)
Non-cash change in market valuation of swaps	(62)	(1,540)	1,215	(882)
Loss on extinguishments of debt	(5,323)	(18,626)	—	—
Other (expenses) income, net	(565)	(449)	(408)	(148)
	(54,767)	(67,298)	(15,153)	(16,476)

Loss from continuing operations before provision for income taxes	(43,094)	(72,641)	(12,118)	(17,725)
Provision for deferred income taxes	—	(15,234)	—	(3,441)
Loss from continuing operations	(43,094)	(87,875)	(12,118)	(21,166)

(Loss) income from discontinued operations, net of taxes including gain of 11.2 million in 2005	96	11,204	(14)	—
Net loss	$(42,998)	$(76,671)	$(12,132)	$(21,166)

Net loss per common share - basic	$(2.16)	$(3.78)	$(0.61)	$(1.03)
Weighted average shares - basic	19,924,151	20,263,163	19,998,186	20,606,089

Other Financial Data:

Amortization of program license rights (1)	13,874	$16,897	4,765	6,291
Payments for program license liabilities (1)	13,772	16,731	4,800	5,928
Capital expenditures (1)	10,138	4,635	2,655	2,177

Reconciliation of Station Operating Performance to Operating Loss:

Operating loss	11,673	(5,343)	3,035	(1,249)
Plus:
Non-cash compensation	1,496	2,094	910	918
Depreciation and amortization	19,506	17,243	6,942	4,806
Corporate overhead	13,913	9,883	4,295	2,729
Station Operating Performance	$46,588	$23,877	$15,182	$7,204

1)  Eliminates WTVO-TV data for 2004.